Exhibit 99.1

LIBERTY GLOBAL SCHEDULES INVESTOR CALL FOR THIRD QUARTER 2023 RESULTS

Denver, Colorado – September 12, 2023

Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced plans to release its third quarter 2023 results on Tuesday, October 31, 2023. You are invited to join in its Investor Call, which will begin the following day at 09:00 a.m. (Eastern Time) on Wednesday, November 1, 2023. During the call, management will discuss the Company’s results, and may provide other forward-looking information.

A listen-only webcast, along with a summary investor presentation, can be found on the Liberty Global website at https://www.libertyglobal.com/investors/investor-news/year/all/brand/presentations-events/. The webcast will be archived in the Investor Relations section of the Company’s website for at least 75 days.

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide over 85 million* connections across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the United Kingdom, VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise in Switzerland, Virgin Media in Ireland and UPC in Slovakia. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Liberty Global's consolidated businesses generate annual revenue of more than $7 billion, while the VodafoneZiggo JV and the VMO2 JV generate combined annual revenue of more than $17 billion.**

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies across content, technology and infrastructure, including strategic stakes in companies like ITV, Televisa Univision, Plume, AtlasEdge and the Formula E racing series.

* Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile connections of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

** Revenue figures above are provided based on full year 2022 Liberty Global consolidated results (excluding revenue from Poland) and the combined as reported full year 2022 results for the VodafoneZiggo JV and full year 2022 U.S. GAAP results for the VMO2 JV.

Telenet, the VMO2 JV, the VodafoneZiggo JV and Sunrise UPC deliver mobile services as mobile network operators. Virgin Media Ireland delivers mobile services as a mobile virtual network operator through third-party networks.

Liberty Global plc is listed on the Nasdaq Global Select Market under the symbols “LBTYA”, “LBTYB” and “LBTYK”.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations	Corporate Communications
Michael Bishop +44 20 8483 6246	Bill Myers +1 303 220 6686
Amy Ocen +1 303 784 4528	Matt Beake +44 20 8483 6428
Michael Khehra +44 78 9005 0979